                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                              File No. 333-43420


               PROSPECTUS SUPPLEMENT NO. 2 DATED DECEMBER 5, 2000
                     TO PROSPECTUS DATED SEPTEMBER 12, 2000


                        DITECH COMMUNICATIONS CORPORATION
                        2,041,897 SHARES OF COMMON STOCK


       This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated September 12, 2000, as amended by Prospectus Supplement No. 1 on November 17, 2000 (the "Prospectus"). The table on pages 11 through 14 of the Prospectus (which was subsequently amended and superseded by the table in Prospectus Supplement No. 1) setting forth information concerning the Selling Stockholders, and the "Plan of Distribution" section on page 15 of the Prospectus, are amended and superseded by the following:


                   SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

(Applicable percentages are based on 29,437,879, shares of common stock outstanding as of December 4, 2000.)

SELLING STOCKHOLDER                                               NUMBER         PERCENT      SHARES BEING OFFERED
-------------------                                               ------         -------      --------------------
Ingenuous Corporation (1) ...............................        14,000             *                   14,000
Ingenuous Service Corporation (2) .......................        56,000             *                   56,000
Ingenuous Partnership (3)................................       673,334           2.29%                673,334
Nguyen Davis Living Trust Dated February 25, 1999 (4)....       212,773             *                  212,773
Shvarts Living Trust Dated September 26, 1994 ...........       123,893             *                  123,893
Richard Hardy (5)........................................       120,000             *                  120,000
Benchmark Capital Partners, L.P. +.......................       142,151             *                  142,151
Benchmark Founders' Fund, L.P. +.........................        19,867             *                   19,867
CGC Investors, L.P. +....................................         1,794             *                    1,794
Charter Growth Capital Co-Investment Fund, L.P. (6) +....         5,383             *                    5,383
Charter Growth Capital, L.P. (7) +.......................        28,712             *                   28,712
Comdisco, Inc. +.........................................         5,833             *                    5,833
David Britts +...........................................           126             *                      126
David Leyrer +...........................................           189             *                      189
Deutsche Bank AG, London +...............................         4,380             *                    4,380
DBS Technology Ventures, LLC (8) +.......................        10,713             *                   10,713
Finlayson Investments Pte, Ltd +.........................        23,927             *                   23,927
Foundation Capital Entrepreneurs Fund, LLC +.............         6,183             *                    6,183
Foundation Capital, L.P. +...............................        55,649             *                   55,649
Frank Quattrone +........................................           315             *                      315
George Boutros +.........................................           189             *                      189
Institutional Venture Management VII +...................         3,128             *                    3,128
IVP Founders Fund I, L.P. +..............................         4,623             *                    4,623
Institutional Venture Partners VII +.....................       151,275             *                  151,275
IVP Broadband Fund, L.P. +...............................         2,990             *                    2,990
John McQuillan +.........................................         4,151             *                    4,151

SELLING STOCKHOLDER                                               NUMBER         PERCENT      SHARES BEING OFFERED
-------------------                                               ------         -------      --------------------
John McQuillan Rollover IRA +............................           876             *                      876
John Schmidt +...........................................           252             *                      252
Joseph Josephson +.......................................           126             *                      126
Kanematsu USA, Inc. +....................................         2,392             *                    2,392
Kevin Fynn +.............................................            83             *                       83
Michael Kawai +..........................................         1,196             *                    1,196
Bradford C. O'Brien & Judith M. O'Brien, Trustees
UTA dated 7/1/92 (9) +...................................           502             *                      502
Paul Tashima +...........................................           598             *                      598
Robert Horning  +........................................           252             *                      252
Ronald V. Schmidt +......................................         1,256             *                    1,256
Bowman Capital Clipper Fund, L.P. (10) +    .............           753             *                      753
Bowman Capital Crossover Fund "A", L.P. (11) + ..........         1,930             *                    1,930
Bowman Capital Crossover Fund, L.P. (12) + ..............       140,877             *                  140,877
VBW Raptor Fund, LLC (13) ++.............................           338             *                      338
Vertex Technology Fund (II) Ltd. +.......................        23,926             *                   23,926
William Brady III +......................................           189             *                      189
William Lanfri +.........................................         1,770             *                    1,770
Will Weathersby +........................................           252             *                      252
WS Investment Company 97A +..............................         1,037             *                    1,037
WS Investment Company 98A +..............................           219             *                      219
Zigmantas L. Budrikis +..................................         1,453             *                    1,453
Robert M. Newman +.......................................        32,839             *                   32,839
Antonio Cantoni +........................................        23,242             *                   23,242
Gary B. Pennefather +....................................        23,242             *                   23,242
CRC-BTN Trust  +.........................................        32,537             *                   32,537
Kevin John Neil +........................................        11,156             *                   11,156
ATRI Trust +.............................................        16,761             *                   16,761
Alex Dobrushin +.........................................        13,622             *                   13,622
Hung L. Trang +..........................................         7,968             *                    7,968
Evan Petridis +..........................................         6,198             *                    6,198
Allen Adolph +...........................................         5,230             *                    5,230
Steve Morgan +...........................................         3,541             *                    3,541
GEM Consulting Pty Ltd., as trustee for the GEM
Consulting Trust +.......................................         3,632             *                    3,632
John Nirenstein +........................................           830             *                      830
David Zalatimo +.........................................           295             *                      295
Acuitive, Inc. +.........................................           207             *                      207
Judy Hershey +...........................................           186             *                      186
Colleen Martell +........................................           134             *                      134
Tiffany Goodyear +.......................................            31             *                       31
Lynne Verbeek +..........................................            29             *                       29
CY Software +............................................             8             *                        8
Stuart Goldstein +.......................................         3,762             *                    3,762
Barry Newberger +........................................           560             *                      560
Brian Corporation +......................................           415             *                      415
Venkat Manickavasagam +..................................           415             *                      415
Wlodzimierz Gornisiewicz +...............................           197             *                      197
Denise Savoie +..........................................           175             *                      175
Kim Hartley +............................................            43             *                       43
Sue Gellen +.............................................           116             *                      116
Betsy Wahlquist +........................................            19             *                       19
The 1999 Walker Family Trust.............................            16             *                       16
Timothy Savageaux........................................           331             *                      331
Extinction Asset Management..............................           663             *                      663

                                       2.

SELLING STOCKHOLDER                                               NUMBER         PERCENT      SHARES BEING OFFERED
-------------------                                               ------         -------      --------------------
John Gaitanakis..........................................            32             *                       32
Alice Lepard.............................................            27             *                       27
Rosemary Math............................................            21             *                       21
Mark McNay...............................................           106             *                      106
Tim Morgan...............................................            53             *                       53
Laurence Richardson......................................           106             *                      106
Scott Roth...............................................            80             *                       80
John Siegler.............................................            53             *                       53
Edward Straube...........................................           523             *                      523
Thomas Volpe.............................................           524             *                      524
Robert Whelan, Jr. ......................................           106             *                      106
Robert White.............................................            11             *                       11

   TOTAL SELLING STOCKHOLDER SHARES .....................                                            2,041,897

*    Less than 1% of the outstanding shares of common stock.

+    Approximately 11.3% of the shares are held in escrow pursuant to an Escrow
Agreement, dated as of July 25, 2000, by and among Ditech, State Street Bank and Trust of California, N.A., as escrow agent, and William C. Nieto, as stockholders' agent.

++   All of the shares are held in escrow pursuant to an Escrow Agreement, dated as of July 25, 2000, by and among Ditech, State Street Bank and Trust of California, N.A., as escrow agent, and William C. Nieto, as stockholders' agent.

(1) Formerly Telinnovation Corporation. Includes 4,667 shares held in escrow pursuant to an Escrow Agreement, dated February 1, 2000, by and among Ditech, Ingenuous Corporation, Ingenuous Service Corporation, Ingenuous, Charles Davis, David Shvarts, and U.S. Trust Company, N.A., as escrow agent. Dr. Davis is currently our Executive Vice President and Chief Technology Officer - DSP Products, as well as an executive officer, director and principal stockholder of Ingenuous Corporation.

(2) Formerly Telinnovation Service Corporation. Includes 18,666 shares held in escrow pursuant to the Ingenuous Escrow Agreement. Dr. Davis is an executive officer and director of Ingenuous Service Corporation. The Nguyen Davis Living Trust Dated February 25, 1999, of which Dr. Davis serves as trustee, is a principal stockholder of Ingenuous Service Corporation.

(3) Formerly Telinnovation. Includes 336,667 shares held in escrow pursuant to the Ingenuous Escrow Agreement. Dr. Davis is a General Partner of Ingenuous.

(4) Dr. Davis is the trustee of the Nguyen Davis Living Trust Dated February 25, 1999.

(5) Includes 40,000 shares held in escrow pursuant to the Escrow Agreement dated February 1, 2000, by and among Ditech, Richard Hardy, and U.S. Trust Company, N.A., as escrow agent.

(6) Charter Growth Capital Co-Investment Fund, L.P. ("CGC Co-Investment") may distribute its shares in kind from time to time to its partners, who may then sell such distributed shares pursuant to this prospectus. Assuming all of such shares are distributed by CGC Co-Investment, such shares will be held, and thus may be sold, by CGC Partners, LP ("CGC Partners") and The Chase Manhattan Bank as Trustee for First Plaza Group Trust. CGC Partners may also distribute its distributed shares in kind from time to time to its partners, who may then sell such distributed shares pursuant to this prospectus. Assuming all of its distributed shares are distributed by CGC Partners, such shares will be held, and thus may be sold, by the following partners of CGC Partners: Steven P. Bird, James H. Boettcher, A. Barr Dolan, Eugene Kleiner, Kevin J. McQuillan, Pacific Coast Investors Ltd., and Roger V. Smith. In no event will any of the partners of CGC Co-Investment be distributed more than 3,000 shares on an individual basis. In addition, in no event will the aggregate amount of all shares sold by such partners of CGC Co-Investment be in excess of 5,383 shares. Any distribution by CGC

                                       3.

     Co-Investment to its partners would decrease the holdings of CGC Co-Investment accordingly. None of the foregoing share amounts, either individually or in the aggregate, represent more than 1% of our outstanding common stock as of December 4, 2000.

(7) Charter Growth Capital, L.P. ("CGC") may distribute its shares in kind from time to time to its partners, who may then sell such distributed shares pursuant to this prospectus. Assuming all of such shares are distributed by CGC, such shares will be held, and thus may be sold, by the following partners: CGC Partners, LP ("CGC Partners"), First Hawaiian Bank, as Trustee for Alexander & Baldwin, Inc. Retirement and Pension Trust, The Chase Manhattan Bank as Trustee for First Plaza Group Trust, Pacific Coast Investors, Ltd., Palmetto Partners, Ltd., Silicon Valley Bancshares, Bankers Trust Company, as Trustee for an Undisclosed Limited Partner, Three Oceans, Inc., MC Silicon Valley, Inc., Golden Bay Investment Fund, LLC, CZ Venture Operations, Inc., and Donald C. Doolittle. CGC Partners may also distribute its distributed shares in kind from time to time to its partners, who may then sell such distributed shares pursuant to this prospectus. Assuming all of its distributed shares are distributed by CGC Partners, such shares will be held, and thus may be sold, by the following partners of CGC Partners: Steven P. Bird, James H. Boettcher, A. Barr Dolan, Eugene Kleiner, Kevin J. McQuillan, Pacific Coast Investors, Ltd., Roger V. Smith, and CIG International. In no event will any of the partners of CGC be distributed more than 6,000 shares on an individual basis. In addition, in no event will the aggregate amount of all shares sold by such partners of CGC be in excess of 28,712 shares. Any distribution by CGC to its partners would decrease the holdings of CGC accordingly. None of the foregoing share amounts, either individually or in the aggregate, represent more than 1% of our outstanding common stock as of December 4, 2000.

(8)  Formerly DMG Technology Ventures, L.L.C.

(9) Ms. Judith O'Brien is affiliated with WS Investment Company 97A and WS Investment Company 98A and owns approximately 12% of the shares held by such entities.

(10) Formerly Spinnaker Clipper Fund, L.P. Bowman Capital Clipper Fund, L.P. ("Bowman") may distribute its shares in kind from time to time to its partners, who may then sell such distributed shares pursuant to this prospectus. In the event of a distribution by Bowman, such shares will be held, and thus may be sold, by the following partners: Amy Hoffman, Bernie Munk, Eric Sippel, Pam Joyner, Remy Trafelet and Terry Fancher. In no event will any of the above partners of Bowman be distributed more than 119 shares on an individual basis. In addition, in no event will the aggregate amount of all shares sold by such partners of Bowman be in excess of 280 shares. Any distribution by Bowman to its partners would decrease the holdings of CGC accordingly. None of the foregoing share amounts, either individually or in the aggregate, represent more than 1% of our outstanding common stock as of December 4, 2000.

(11) Formerly Spinnaker Crossover Fund, L.P.

(12) Formerly Spinnaker Crossover Institutional Fund, L.P.

(13) VBW Raptor Fund, LLC ("VBW") may distribute its shares in kind from time to time to its members, who may then sell such distributed shares pursuant to this prospectus. Assuming all of such shares are distributed by VBW, such shares will be held, and thus may be sold, by the following members: The 1999 Walker Family Trust, Timothy Savageaux, Extinction Asset Management, John Gaitanakis, Alice Lepard, Rosemary Math, Mark McNay, Tim Morgan, Laurence Richardson, Scott Roth, John Siegler, Edward Straube, Thomas Volpe, Robert Whelan Jr. and Robert White. In no event will any of the members of VBW be distributed more than 85 shares on an individual basis. In addition, in no event will the aggregate amount of all shares sold by such members of VBW be in excess of 338 shares. Any distribution by VBW to its members would decrease the holdings of VBW accordingly. None of the foregoing share amounts, either individually or in the aggregate, represent more than 1% of our outstanding common stock as of December 4, 2000.

                                       4.

                              PLAN OF DISTRIBUTION

       The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may not sell all of the shares they hold. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

       - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

       -   in the over-the-counter market,

       -   in private transactions,

       -   through options,

       -   by pledge to secure debts and other obligations, or

       -   a combination of any of the above transactions.

       The selling stockholders may transfer, devise or gift the shares by other means not described in this prospectus. If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

       The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       We are registering the shares of common stock on behalf of the selling stockholders. From time to time some of the selling stockholders may transfer, pledge, donate or assign their shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. Additionally, from time to time some selling stockholders may distribute their shares of common stock to their limited and/or general partners or members, and each of such partners or members will also be deemed to be a "selling stockholder" for purposes of this prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate, assign or distribute shares of common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees, distributees or other successors will be selling stockholders.

       Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

       To comply with the securities laws of certain jurisdictions the common stock may be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

       Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and

                                       5.

sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

       All expenses of this registration, estimated at approximately $60,000, will be paid by Ditech. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.



                                       6.